EXHIBIT 10.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

SALMEDIX, INC.

for

UC Case No. 1999-238	Sensitization of Chronic Lymphocytic Leukemia Cells To Chemotherapeutic Agents By Etodolac Enantiomers

UC Case No. 1992-283	Method for Selective Methionine Starvation of Malignant Cells In Mammals

UC Case No. 1992-383	Method for Detection of Methylthioadenosine Phosphorylase Deficiency in Mammalian Cells

UC Case No. 1996-036	Biochemically Selective Treatment of MTAP-Deficient Cancer

UC Case No. 1997-128	New Anti-Cancer Drugs

UC Case No. 2000-343	Assay For Agents That Induce Chemokinesis

UC Case No. 2000-470	Inhibition of p53 Induced Stress Response

UC Case No. 2001-096	Treatment of Atherosclerosis and Alzheimer’s Disease with R-Etodolac

UC Case No. 2001-278	Embryonic G-Coupled Protein Receptors

UC Case No. 2001-399	Inhibitors of Signal Transduction and Their Use in Malignant, Proliferative and Inflammatory Disease

UC Case No. 2001-504	Treatment of Osteoarthritis and Macular Degeneration Agonists of WNT-Frizzled Signaling

UC Case No. 2001-505	Treatment of Osteoarthritis and Macular Degeneration Agonists of WNT-Frizzled Signaling

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

UC Case No(s). 1999-238, 1992-283, 1992-383, 1996-036, 1997-128, 2000-343, 2000-470, 2001-096, 2001-278, 2001-399, 2001-504 and 2001-505

EXCLUSIVE LICENSE AGREEMENT

This exclusive license agreement (“Agreement”) is made effective this 21th day of September, 2001 (“Effective Date”), between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”), and Salmedix, Inc., a Delaware corporation, having a principal place of business at 4330 La Jolla Village Drive, Suite 250, San Diego, California 92122 (“Licensee”).

BACKGROUND

A. Certain inventions, generally characterized as Inventions were made in the course of research at the University of California, San Diego:

Invention Title	UC Case No.	Inventors

Sensitization of Chronic Lymphocytic Leukemia Cells to Chemotherapeutic Agents by Etodolac Enantiomers	1999-238	Dr. Howard B. Cottam, Dr. Lorenzo M. Leoni, Dr. Dennis A. Carson and. Dr. Soichi Adachi

Method For Selective Methionine Starvation Of Malignant Cells In Mammals	1992-283	Dr. Tsutomu Nobori, Dr. Howard B. Cottam and Dr. Dennis A. Carson

Method for Detection of Methylthioadenosine Phosphorylase Deficiency in Mammalian Cells	1992-383	Dr. Tsutomu Nobori, Dr. Dennis A. Carson and Kenji Takabayashi of Ciba-Geigy, Ltd.

Biochemically Selective Treatment of MTAP-Deficient Cancer	1996-036	Dr. Dennis A. Carson, Dr. Carlos J. Carrera, Dr. Howard B. Cottam and Dr. Tsutomu Nobori

New Anti-Cancer Drugs	1997-128	Dr. Dennis A. Carson, Dr. Hsien C. Shih and Dr. Howard B. Cottam

Assay For Agents That Induce Chemokinesis	2000-343	Dr. Dennis A. Carson, Dr. Lorenzo M. Leoni and Dr. Howard B. Cottam

Inhibition of p53 Induced Stress Response	2000-470	Dr. Dennis A. Carson, Dr. Howard B. Cottam and Dr. Lorenzo M. Leoni

Treatment of Atherosclerosis and Alzheimer’s Disease with R-Etodolac	2001-096	Dr. Dennis A. Carson and Dr. Lorenzo M. Leoni

Embryonic G-Coupled Protein Receptors	2001-278	Dr. Dennis A. Carson, Dr. Maripat Corr, Dr. Chae-Seo Rhee, Dr. Lorenzo M. Leoni and Dr. Malini Sen

Invention Title	UC Case No.	Inventors

Inhibitors of Signal Transduction and Their Use in Malignant, Proliferative and Inflammatory Disease	2001-399	Dr. Dennis A. Carson, Dr. Howard B. Cottam, Dr. Lorenzo M. Leoni and Dr. Sylvie Barcheecha

Treatment of Osteoarthritis and Macular Degeneration Agonists of WNT-Frizzled Signaling	2001-504	Dr. Dennis A. Carson

Treatment of Osteoarthritis and Macular Degeneration Agonists of WNT-Frizzled Signaling	2001-505	Dr. Dennis A. Carson

(collectively “Inventions”), respectively are covered by Regents’ Patent Rights as defined below.

B. The development of the Inventions was sponsored in part by The National Institutes of Health and, as a consequence, this license is subject to overriding obligations to the United States (“U.S.”) Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid up license to practice or have practiced the Inventions for or on behalf of the U.S. Government throughout the world.

C. The development of UC Case No. 1992-283 was sponsored in part by the American Cancer Society (“ACS”) which does not obtain any rights to the invention. In accordance with the July 30, 1998, standing exception to the ACS patent policy, The Regents is obligated to include specific diligence milestone provisions in the license of any inventions or intellectual property developed under ACS funding to obligate the licensee to commercialize the technology in a diligent manner.

D. The development of UC Case Nos. 1992-283, 1992-383 and 1997-128 were sponsored in party by CIBA-GEIGY Ltd., which has waived its rights to the invention in a letter to The Regents dated May 14, 1996, a copy of which is attached hereto as Exhibit A.

E. Dr. Carlos Carrera is currently an employee of the Veterans Administration Medical Center and The Regents. He may not have been an employee of the Veterans Administration Medical Center during the time when Regents’ Patent Rights in UC Case No. 1996-036 was conceived and reduced to practice, and Dr. Carerra’s licensing officer is in the process of determining his employment status as it relates to UC Case No. 1996-036. If Dr. Carrera does have an obligation to the Veterans Administration Medical Center in relation to UC Case No. 1996-036, then in accordance with the policy of the U.S. Department of Veterans Affairs (“VA”), Dr. Carrera will need to report the Invention (UC Case No. 1996-036) to the VA for a determination of rights. It is possible thereafter that the VA will decide that the U.S. Government should retain its right, title and interest in and to the Invention. Dr. Carrera will then assign his right, title and interest in and to the Invention (UC Case No. 1996-036) jointly to the U.S. Government and The Regents.

F. The VA and The Regents entered into a Cooperative Technology Administration Agreement (“VA/UC Agreement”) under which the VA authorizes The Regents to have the exclusive right to prepare, file, prosecute and maintain patent applications and patents covering inventions in which both parties have an interest and the exclusive right to negotiate, execute and administer agreements for the commercialization of such inventions. A copy of the VA/UC Agreement is attached to this license as Exhibit B. If the VA does have an ownership interest in UC Case No. 1996-036, then this license will be amended to include the obligations required in the VA/UC Agreement.

G. Licensee has evaluated the Inventions under a Secrecy Agreement with The Regents (UC Control No. 2001-20-0437) with an effective date of March 5, 2001, and a second Secrecy Agreement (UC Control No. 2001-20-0393) with an effective date of January 25, 2001.

H. Licensee is sponsoring research in the laboratory of Dr. Howard Cottam.

I. Licensee proposes to sponsor research in the laboratory of Dr. Maripat Corr.

J. Licensee wishes to obtain rights from The Regents for the exclusive commercial development, use and sale of products from the Inventions where available, and The Regents is willing to grant those rights where available so that the Inventions may be developed to their fullest and the benefits enjoyed by the general public.

K. Licensee is a “small business firm” as defined in 15 U.S.C. § 632.

L. Both parties recognize and agree that royalties due under this Agreement on products and methods will be paid by Licensee on both pending patent applications (to the extent provided herein) and issued patents licensed under this Agreement.

- - oo 0 oo - -

In view of the foregoing, the parties agree:

1.	DEFINITIONS

1.1 “Affiliate” means any corporation or other business entity in which Licensee owns or controls, directly or indirectly, at least *** of the outstanding stock or other voting rights entitled to elect directors or in which Licensee is owned or controlled directly or indirectly by at least *** of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least *** then an “Affiliate” includes any company in which Licensee owns or controls, or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2 “Human Healthcare Field of Use” means use for human healthcare.

***	Material has been omitted pursuant to a request for confidential treatment.

1.3 “Licensed Method” means any method that is covered by or claimed in Regents’ Patent Rights, or the use of which would constitute, but for the license granted to Licensee under this Agreement, an infringement of any unexpired claim of a patent or pending claim of a patent application included in Regents’ Patent Rights, or that is identified from use of, covered by, utilizes or is developed from Regents’ Technology Rights.

1.4 “Licensed Product” means any product that is covered by or claimed in Regents’ Patent Rights, or that is identified from use of, covered by, utilizes or is developed from, Regents’ Technology Rights; that is used in a manner requiring the performance of the Licensed Method; that is produced by the Licensed Method or that the manufacture, use or sale of which would be an infringement, but for the license granted to Licensee pursuant to this Agreement, of an unexpired claim of a patent or pending claim of a patent application included in Regents’ Patent Rights. This definition of Licensed Product also includes a service either used by Licensee, an Affiliate or sublicensee or provided by Licensee, an Affiliate or sublicensee to its customers when such service requires the use of Licensed Product or performance of Licensed Method. Additionally, for the avoidance of doubt, if such product is a component of a larger unit such as a kit, composition of matter or combination, then such kit, composition of matter or combination is deemed to be the Licensed Product for purposes of this definition.

1.5 “Type I Therapeutic Licensed Product” means a therapeutic Licensed Product in the Human Healthcare Field of Use covered by or claimed in Regents’ Patent Rights wherein the therapeutic Licensed Product is covered by composition of matter claims.

1.6 “Type II Therapeutic Licensed Product” means a therapeutic Licensed Product in the Human Healthcare Field of Use covered by or claimed in Regents’ Patent Rights wherein the therapeutic Licensed Product is not covered by compositions of matter claims but is covered by method of use claims.

1.7 “Diagnostic Licensed Product in the Human Healthcare Field of Use” means a diagnostic and/or prognostic Licensed Product in the Human Healthcare Field of Use covered by or claimed in Regents’ Patent Rights.

1.8 “Combination Product” means any product which is a Licensed Product and contains or uses a Combination Product Component.

1.9 “Combination Product Component” means one or more product(s) or processe(s) that:

1.9.1	is contained within or used in a Licensed Product;

1.9.2	is not itself a Licensed Product;

1.9.3

after removal of Combination Product Component from each Licensed Product containing or using Combination Product Component, the manufacture, having manufactured, use, sale, offer for sale or importation of each resulting product would be an infringement, but for the license granted to Licensee pursuant to this Agreement, of the same unexpired claims of patents and pending claims of patent applications included in Regents’ Patent Rights as the Licensed Product containing or using it;

1.9.4	is sold separately, apart from the Combination Product, by Licensee, an Affiliate or sublicensee;

1.9.5	does not function together with one or more other parts of the Licensed Product that is not a Combination Product Component so as to produce the intended result for which the Licensed Product is sold; and

1.9.6	the addition of which to the Licensed Product containing or using the Combination Product Component creates a Licensed Product with a higher market price than the Licensed Product without the Combination Product included.

1.10 “Net Sales” means the total of the *** from the Final Sale of Licensed Product to an independent, unaffiliated third party or Licensed Method performed by Licensee, an Affiliate or a sublicensee, less the sum of the following actual and customary deductions where applicable: *** Final Sale means the sale which is the last act of infringement of Regents’ Patent Rights within the control of Licensee or, an Affiliate, or sublicensee, regardless of whether Licensee or, an Affiliate, or sublicensee, had control over prior infringing acts. For purposes of calculating Net Sales, any distribution or transfer among Licensee or, an Affiliate, or sublicensee, for end use by Licensee or, an Affiliate, or sublicensee, (which event is the last act of infringement of Regents’ Patent Rights) will be considered a Final Sale at the price normally charged to independent, unaffiliated third parties. For a Combination Product, Net Sales shall be calculated as follows:

1.10.1	In the event that the Licensed Product is sold as part of a Combination Product, the Net Sales of the Licensed Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined in this section) of the Combination Product by the fraction, *** where A is the average sale price of the Licensed Product when sold separately in finished form, and B is the average sale price of the other product(s) sold separately in finished form.

***	Material has been omitted pursuant to a request for confidential treatment.

1.10.2	In the event that the average sale price of the other product(s) can be determined but the average sale price of the Licensed Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: *** where B is the average sale price of the other product(s) when sold separately in finished form and C is the average selling price of the Combination Product.

1.10.3	Notwithstanding Paragraphs 1.10.1 and 1.10.2, in no event shall Net Sales for a Combination Product be less than *** of Net Sales of the Licensed Product that is a Combination Product.

1.11 “Non US Major Market Country” means the United Kingdom, Germany, France, Italy, Canada, or Japan.

1.12 “Materials” means the chemical and biological material produced or developed by Drs. Carson, Cottam, Leoni, and Corr or by third parties on behalf of Drs. Carson, Cottam, Leoni, and Corr, at the University of California, San Diego in existence at the time of execution by this Agreement and listed in Exhibit C.

1.13 “Biological Materials” means:

1.13.1	the Materials, their progeny, mutations, hybrids, derivatives or unmodified functional subunits derived therefrom by Licensee;

1.13.2	any material which incorporates any of the Materials, their progeny, mutations, hybrids, derivatives or unmodified functional subunits;

1.13.3	material contained in or produced by any of the Materials, including secreted or encoded products obtained by Licensee from any Materials; or

1.13.4	any material similar to a material described in 1.13.3 above, produced by Licensee using chemical synthesis or any other method based on use of the Materials.

1.14 “Regents’ Technology Rights” means:

1.14.1	The Regents’ property rights in the Biological Material and

1.14.2	The Regents’ property rights in the items listed in Exhibit C.

***	Material has been omitted pursuant to a request for confidential treatment.

1.15 “Regents’ Patent Rights” means The Regents’ interest in the following:

UC Case Number	U.S. Application Number or U.S. Patent Number	Filing or Issue Date
1999-238-1	***	***
1999-238-1	***	***
1999-238-2	***	***
1999-238-3	***	***
1992-283-1	***	***
1992-283-2	***	***
1992-283-3	***	***
1992-283-4	***	***
1992-383-1	***	***
1992-383-1	***	***
1992-383-2	***	***
1992-383-3	***	***
1992-383-4	***	***
1992-383-5	***	***
1992-383-6	***	***
1996-036-1	***	***
1996-036-1	***	***
1996-036-2	***	***
1997-128-1	***	***
1997-128-2	***	***
1997-128-2	***	***
1997-128-2	***	***
2000-343-1	***	***
2000-343-2	***	***
2000-470	***	***
2001-096	***	***
2001-278	***	***
2001-399	***	***
2001-504	***	***
2001-505	***	***

***	Material has been omitted pursuant to a request for confidential treatment.

and continuing applications thereof including divisions and substitutions but excluding continuation-in-part applications (except to the extent, however, that claims in the continuation-in-part applications are entitled to the priority filing date of the parent application referenced above); any patents on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.16 “Alanosine Case(s)” means UC Case Numbers 1992-283, 1992-383 and 1996-036.

1.17 “Etodolac Case(s)” means UC Case Numbers 1999-238, 2000-343 and 2001-096.

1.18 “IBT Cases” means UC Case Numbers 2000-470 and 2001-399.

1.19 “Indanocine Case” means UC Case Number 1997-128.

1.20 “Embryonic G-Coupled Protein Receptor Case(s)” means UC Case Numbers 2001-278, 2001-504 and 2001-505.

1.21 “Sublicense Fees” means the total cash license fees received by Licensee as a result of any sublicense of its rights under this Agreement. Sublicense Fees shall not include any amounts received as support for research and development activities (not substantially in excess of reasonable and customary rates), money derived from debt financing, bona fide equity investments in Licensee at market value, reimbursement for patent costs, or earned royalty on Net Sales.

2.	LICENSE GRANT

2.1 Subject to the limitations set forth in this Agreement, The Regents grants to Licensee a world-wide license under Regents’ Patent Rights to make, have made, use, sell, offer to sell and import Licensed Product and to practice Licensed Method, to the extent pennitted by law.

2.2 Except as otherwise provided in this Agreement, the license granted in Paragraph 2.1 is exclusive for the life of this Agreement.

2.3 The license granted in Paragraphs 2.1 and 2.2, is subject to all the applicable provisions of any license to the U.S. Government executed by The Regents and is subject to the overriding obligations to the U.S. Government under 35 U.S.C. §§200-212 and applicable governmental implementing regulations.

2.4 The license granted in Paragraphs 2.1 and 2.2, is limited to methods and products that are within the Human Healthcare Field of Use. For all other methods and products, Licensee has no license under this Agreement.

2.5 Subject to the limitations set forth in this Agreement, The Regents grants to Licensee a non-exclusive right to make and use Regents’ Technology Rights in the development of Licensed Products and for no other purpose.

2.6 Drs. Carson, Cottam, Leoni, and Corr shall transfer the Materials to Licensee in such quantities and at such times as set forth in Exhibit C together with protocols for handling the Materials. Such Materials which are biological in nature will be viable and propagatable by biologists with a generally accepted level of skill in the art. The Regents reserves the right to use the Inventions, Materials, Biological Materials and associated technology for educational and research purposes including publication of research results and sharing such research results, the Inventions, Materials, Biological Materials and associated technology with other educational and non-profit institutions for their use of similar scope.

2.7 Title to the tangible material comprising the Biological Material is owned by The Regents and is not transferred to Licensee under this Agreement except as necessary to permit the sale of Licensed Products by Licensee, Affiliates and sublicensees.

3.	SUBLICENSES

3.1 The Regents also grants to Licensee the right to issue sublicenses to Regents’ Patent Rights to third parties to make, have made, use, sell, offer to sell and import Licensed Product and to practice Licensed Method, as long as Licensee has current exclusive rights thereto under this Agreement. To the extent applicable, sublicenses must include all of the rights of and obligations due to The Regents (and, if applicable, the U.S. Government) contained in this Agreement.

3.2 Licensee shall promptly provide The Regents with a copy of each sublicense issued, collect and guarantee payment of all payments due The Regents from sublicensees and summarize and deliver all reports due The Regents from sublicensees.

3.3 Upon termination of this Agreement for any reason (but not upon expiration of this Agreement pursuant to Paragraph 12.1), The Regents, at its sole reasonable discretion, shall determine whether Licensee shall terminate or assign to The Regents any and all sublicenses, provided that The Regents will not assume any obligations of the sublicense that extend beyond the duties and obligations of The Regents that are contained in this Agreement. At any time during the term of this Agreement, upon Licensee’s or any sublicensee’s request, The Regents agrees to meet and confer with Licensee and such sublicensee (or potential sublicensee) to discuss what assurances The Regents might give to the sublicensee that the sublicense to any subject group of cases (e.g. Alanosine Cases) sublicensed will not be terminated upon the termination of this Agreement. To the extent The Regents is willing to give such assurances, The Regents agrees that it shall enter into a written agreement with Licensee and such sublicensee setting forth The Regents’ assurances and The Regents’ agreement not to require termination of the sublicense.

3.4 The Regents shall receive:

3.4.1	*** percent of Sublicense Fees; and

3.4.2	an earned royalty as provided for in Paragraph 7.1 on Net Sales by sublicensees; provided however that in the event that a sublicense agreement contains a royalty provision that would pay Licensee a royalty that is less than twice the earned royalty owed The Regents as provided for in Paragraph 7.1, then Licensee may retain *** of such royalty and the Regents will be paid *** of such royalty. Notwithstanding the foregoing, in no event shall the earned royalty due to The Regents on Net Sales by sublicensees be less than *** of the earned royalty amount that would otherwise have been due to The Regents as provided for in Paragraph 7.1.

3.5 If The Regents (as represented by the actual knowledge of the licensing professional responsible for administration of this case) or a third party discovers and notifies that licensing professional that inventions related to Regents’ Patent Rights for which Licensee was granted an exclusive license are useful for an application covered by the Human Healthcare Field of Use but for which Licensed Products have not been developed or are not currently under development by Licensee, The Regents, as represented by the Office of Technology Transfer, may give written notice to the Licensee.

3.6 Licensee shall have *** to give The Regents written notice stating whether Licensee elects to develop Licensed Products for such application.

3.7 If Licensee elects to develop and commercialize the proposed Licensed Products for the new application, Licensee shall submit a Progress Report every six months to The Regents outlining the Licensee’s development and commercialization efforts for such new application.

3.8 If Licensee elects not to develop and commercialize the proposed Licensed Products for use in the new application, The Regents may seek (a) third party(ies) to develop and commercialize the proposed Licensed Products for the new application. If The Regents is successful in finding such third party, it shall refer such third party to Licensee. If the third party requests a sublicense under this Agreement, then the Licensee shall report the request to The Regents within thirty (30) days from the date of such written request. If the request results in a sublicense, then Licensee shall report it to The Regents.

3.9 If the Licensee refuses to grant a sublicense to such third party, then within thirty (30) days after such refusal the Licensee shall submit to The Regents a report specifying the license terms proposed by the third party and a written justification for the Licensee’s refusal to grant the proposed sublicense. If The Regents, at its sole reasonable discretion, determines that the terms of the sublicense proposed by the third party are reasonable under the circumstances, then The Regents shall have the right to grant to the third party a license to make, have made, use, sell, offer for sale and import products for

***	Material has been omitted pursuant to a request for confidential treatment.

use in the Human Healthcare Field of Use on terms no less favorable to The Regents as the terms last proposed to Licensee by the third party providing royalty rates are at least equal to those paid by Licensee, subject to the following limitation:

3.9.1	that The Regents may not license rights necessary to develop any product with the same active pharmaceutical ingredient and/or for an indication competitive with a Licensed Product which has been commercialized or is under active commercial development by Licensee.

3.10 For avoidance of doubt, the Regents will not have the right, under Paragraph 3.9, to grant a license to any product or material developed independently by Licensee which is not covered by Regents’ Patent Rights or Regents’ Technology Rights.

4.	PAYMENT TERMS

4.1 Paragraphs 1.3, 1.4 and 1.15 define Licensed Method, Licensed Product and Regents’ Patent Rights, so that royalties are payable on products and methods covered by both pending patent applications and issued patents subject to the terms and conditions of this Agreement. Royalties will accrue on a product-by-product basis in each country for the duration of Regents’ Patent Rights in that country and are payable to The Regents when Licensed Products are invoiced or if not invoiced, when delivered to a third party.

4.2 Licensee shall pay to The Regents earned royalties quarterly on or before March 31, June 30, September 30, and December 31 of each calendar year. Each payment will be for earned royalties accrued within Licensee’s prior calendar quarter.

4.3 All monies due The Regents are payable in U.S. dollars. Licensee is responsible for all bank transfer charges. When Licensed Product is sold for monies other than U.S. dollars, Licensee shall first determine the earned royalty in the currency of the country in which Licensed Product was sold and then convert the amount into equivalent U.S. funds, using the exchange rate quoted in The Wall Street Journal on the last business day of the reporting period.

4.4 Royalties earned on sales occurring in any country outside the U.S. may not be reduced by any taxes, fees or other charges imposed by the government of such country on the payment of royalty income. Notwithstanding the foregoing, all payments made by Licensee in fulfillment of The Regents’ tax liability in any particular country will be credited against earned royalties or fees due The Regents for that country.

4.5 If at any time legal restrictions prevent the prompt remittance of royalties by Licensee from any country where a Licensed Product is sold, then Licensee shall convert the amount owed to The

Regents into U.S. funds and shall pay The Regents directly from its U.S. source of funds for as long as the legal restrictions apply.

4.6 If any patent or patent claim within Regents’ Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. Except as set forth in Paragraph 4.7 below, Licensee will not, however, be relieved from paying any royalties that accrued before the final decision or that are based on another patent or claim not involved in the final decision or that are based on Regents’ Technology Rights.

4.7 No royalties may be collected or paid on Licensed Product sold to the account of the U.S. Government, or any agency thereof, as provided for in the license to the U.S. Government.

4.8 In the event payments, rebillings or fees are not received by The Regents when due, Licensee shall pay to The Regents interest charges at the lesser of (a) the prime rate quoted by Citibank N.A. plus ***, (b) *** per annum or (c) the maximum rate permitted by law. Interest is calculated from the date payment was due until actually received by The Regents.

5.	LICENSE ISSUE FEE

Licensee shall pay to The Regents a license issue fee of fifty thousand dollars ($50,000) within thirty (30) days of the Effective Date. This fee is non-refundable, non-cancelable and is not an advance against royalties.

6.	LICENSE MAINTENANCE FEE

Licensee shall also pay to The Regents a royalty in the form of a license maintenance fee of twenty-five thousand dollars ($25,000) beginning on the one-year anniversary of the Effective Date and continuing annually on each anniversary of the Effective Date. The license maintenance fee is due within thirty (30) days of the anniversary of the Effective Date. The license maintenance fee shall not be due on any anniversary of the Effective Date if on that date Licensee (or any Affiliate or sublicensee) is commercially selling a Licensed Product or practicing a Licensed Method and (a) paying an earned royalty to The Regents on the sales of that Licensed Product or Licensed Method or (b) paying a minimum annual royalty to The Regents as set forth in Paragraph 7.2 below. In any calendar year in which a milestone payment under Article 8 is due, *** of the annual license maintenance fee will be creditable against such milestone payment.

***	Material has been omitted pursuant to a request for confidential treatment.

7.	EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

7.1 Licensee shall also pay to The Regents an earned royalty on Net Sales as follows: (1) *** of the Net Sales of Type I Therapeutic Licensed Products; (ii) *** of the Net Sales of Type II Therapeutic Licensed Products; (iii) *** of the Net Sales of Diagnostic Licensed Product; and (iv) and *** of the Net Sales of any other Licensed Products and (v) *** of the Net Sales of a Licensed Product that is not covered by Regents Patent Rights but is identified from use of, covered by, utilizes or is developed from use of Regents’ Technology Rights.

7.2 Licensee shall pay to The Regents a minimum annual royalty of *** for the life of Regents’ Patent Rights, beginning with the year of the first commercial sale of any Licensed Product, but no later than December 2011. For the first year of commercial sales, Licensee’s obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in that calendar year when commercial sales commence and will be due the following March 31, to allow for crediting of the pro-rated year’s earned royalties. For subsequent years, the minimum annual royalty will be paid to The Regents by March 31 of each year and will be credited against the earned royalty due for the calendar year in which the minimum payment was made.

7.3 Licensee shall, however, be entitled to reduce the earned royalty provided for in Paragraph 7.1 in the event that it becomes necessary (either by order or judgment of any court or otherwise) for Licensee to license patent rights owned by third parties to make, have made, use or sell Licensed Product. Such reduction shall be equal to *** of any payment made to such third party under such license against up to *** of the amounts payable to The Regents under Paragraph 7.1 above on a going forward basis. Credits with respect to this Paragraph shall be available to Licensee with respect to the full royalty payable pursuant to Paragraph 7.1 and no such credit shall be available with respect to any Combination Product.

7.4 Royalties payable under this Article will be payable only once with respect to a particular Licensed Product or Licensed Method and will be paid only once regardless of the number of patents, or patent applications in Regents Patent Rights covering such Licensed Product or Licensed Method. In the event any Licensed Product qualifies as more than one type of Licensed Product under this Agreement, only the highest earned royalty percentage amongst the relevant types of Licensed Products shall apply.

***	Material has been omitted pursuant to a request for confidential treatment.

8.	MILESTONE PAYMENTS

8.1 Milestone Payments for Type I Therapeutic Licensed Products and Type II Therapeutic Licensed Products covered by a claim within the Regents’ Patent Rights set forth in UC Case No. 1999-238:

8.1.1	*** upon the dosing of a first subject in a large scale human clinical trial conducted in human subjects and intended by Licensee to generate data concerning the safety and efficacy of such a Therapeutic Licensed Product for the particular medical condition for which it is being studied sufficient to support registration of such a Therapeutic Licensed Product with drug regulatory authorities; and

8.1.2	*** upon filing of the New Drug Application with the United States Food and Drug Administration pursuant to 21 U.S.C. Section 357 and 21 C.F.R. Section 314 for such a Therapeutic Licensed Product, as such sections are amended or supplemented from time to time; and

8.1.3	*** upon the grant of approval for marketing of such a Therapeutic Licensed Product by the United States Food and Drug Administration; and

8.1.4	*** upon the grant of approval for marketing of such a Therapeutic Licensed Product by the foreign regulatory authority in a Non-US Major Market Country equivalent to the United States Food and Drug Administration in the United States.

8.2 Other Licensed Product Milestone Payments: Licensee shall pay to The Regents for each Therapeutic Licensed Product covered by a claim within the Regents’ Patent Rights other than UC Case No. 1999-238:

8.2.1	*** upon filing of the Investigational New Drug Application with the United States Food and Drug Administration for such a Therapeutic Licensed Product.

8.2.2	*** upon the dosing of a first human subject in a large scale human clinical trial conducted in the United States in human subjects and intended by Licensee to generate data concerning the safety and efficacy of such a Therapeutic Licensed Product for the particular medical condition for

***	Material has been omitted pursuant to a request for confidential treatment.

which it is being studied sufficient to support registration of such a Therapeutic Licensed Product with drug regulatory authorities; and

8.2.3	*** upon filing of the New Drug Application with the United States Food and Drug Administration pursuant to 21 U.S.C. Section 357 and 21 C.F.R. Section 314 for such a Therapeutic Licensed Product, as such sections are amended or supplemented from time to time; and

8.2.4	*** upon the grant of approval for marketing of such a Therapeutic Licensed Product by the United States Food and Drug Administration; and

8.2.5	*** upon the grant of approval for marketing of such a Therapeutic Licensed Product by the foreign regulatory authority in a Non-US Major Market Country equivalent to the United States Food and Drug Administration in the United States.

8.3 Diagnostic Licensed Product payments: For each Diagnostic Licensed Product Licensee shall pay to The Regents:

8.3.1	*** upon the filing of a PMA or 510k or other requests for marketing approval by the United States Food and Drug Administration, as is appropriate for that Diagnostic Licensed Product; and

8.3.2	*** upon the grant of approval for marketing of such a Diagnostic Licensed Product by the United States Food and Drug Administration; and

8.3.3	*** upon the grant of approval for marketing of such a Diagnostic Licensed Product by the foreign regulatory authority in a Non-US Major Market Country equivalent to the United States Food and Drug Administration in the United States.

8.4 For the avoidance of doubt, milestones will be paid once for each therapeutic Licensed Product and once for each Diagnostic Licensed Product.

8.5 All milestone payments are due to The Regents within thirty (30) days of each milestone event.

9.	DUE DILIGENCE

9.1 Licensee, upon execution of this Agreement, shall diligently proceed with the development, manufacture and sale of Licensed Products and shall use commercially reasonable efforts to

***	Material has been omitted pursuant to a request for confidential treatment.

market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet market demands.

9.2 Licensee shall endeavor to obtain all necessary governmental approvals for the manufacture, use and sale of each Licensed Product.

9.3 Licensee shall:

Task	Etodolac Cases (1999-238, 2000- 343, 2001-096)	Alanosine Cases (1992-283, 1992- 383, 1996-036,)	Indanocine Case (1997-128)	Embryonic G- Coupled Protein Receptors Cases (2001-278, 2001-504, 2001-505)	IBT Cases (2000-470, 2001-399)

Select candidate compound for clinical development within _ years of the Effective Date of the Agreement	***	***	***	***	***

Initiate Phase I clinical trials for Licensed Product (first dose in human) within _ years of the Effective Date of the Agreement	***	***	***	***	***

Begin a pivotal trial for Licensed Product within _ years of the Effective Date of the Agreement	***	***	***	***	***

Submit a request for either US or Non US Major Market Country regulatory approval covering Licensed Product within years from the Effective Date of this Agreement	***	***	***	***	***

9.3.1	market each Licensed Product in the U.S. within *** of receiving approval of such Licensed Product from the FDA; and

***	Material has been omitted pursuant to a request for confidential treatment.

9.3.2	reasonably fill the market demand for each Licensed Product following commencement of marketing at any time during the exclusive period of this Agreement.

9.4 If Licensee is unable to perform any of the above provisions then The Regents will grant Licensee a cure period of *** to perform said provision. If, at the expiration of the cure period, the Licensee is still unable to perform said provision, then The Regents has the right and option to either terminate this Agreement with respect to the specific patents or patent applications under Regents’ Patent Rights covering a set of cases (that is Etodolac Cases, Alanosine Cases, Indanocine Cases, 1BT Cases, Embryonic G-Coupled Protein Receptors Cases) or reduce Licensee’s exclusive license to a nonexclusive license with respect to the specific set of cases to which the failure to perform is related. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (License Grant).

9.5 In addition to the obligations set forth above, Licensee shall spend an aggregate of not less than *** for the development of all Licensed Products during the first *** of this Agreement.

10.	PROGRESS AND ROYALTY REPORTS

10.1 Beginning December 31, 2001, and semi-annually thereafter, Licensee shall submit to The Regents a written progress report covering Licensee’s (and any Affiliate’s or sublicensee’s) activities related to the development and testing of all Licensed Product and the obtaining of the governmental approvals necessary for marketing. Progress reports are required for each Licensed Product.

10.2 Progress reports submitted under Paragraph 10.1 shall include, but are not limited to, the following topics:

10.2.1	summary of work completed;

10.2.2	key scientific discoveries and clinical trial results, including notice of efficacy of each Licensed Product in Phase II, Phase IIb, Phase III or any pivotal trials;

10.2.3	summary of work in progress;

10.2.4	current schedule of anticipated events or milestones;

10.2.5	following filing of an NDA with the U.S. FDA, market plans for introduction of Licensed Product; and

10.2.6	a summary of resources (dollar value) spent in the reporting period.

10.2.7	Licensee’s progress in developing any application of The Regents’ Patent Rights elected for commercial development by Licensee pursuant to Paragraph 3.7 of this Agreement.

***	Material has been omitted pursuant to a request for confidential treatment.

10.3 Licensee has a continuing responsibility to keep The Regents informed of the large or small business entity status (as defined by the U.S. Patent and Trademark Office) of itself and its sublicensees and Affiliates.

10.4 Licensee shall report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Licensed Product in each country.

10.5 After the first commercial sale of a Licensed Product anywhere in the world, Licensee shall make quarterly royalty reports to The Regents on or before each March 31 (for the quarter ending December 31), June 30 (for the quarter ending March 31), September 30 (for the quarter ending June 30) and December 31 (for the quarter ending September 30) of each year. Each royalty report will cover Licensee’s most recently completed calendar quarter and will show:

10.5.1	the gross sales and Net Sales of Licensed Product sold during the most recently completed calendar quarter;

10.5.2	the number of each type of Licensed Product sold;

10.5.3	the royalties, in U.S. dollars, payable with respect to sales of Licensed Product;

10.5.4	the method used to calculate the royalty;

10.5.5	the exchange rates used; and

10.5.6	for each Licensed Product, the specific Regents’ Patent Rights and/or Regents’ Technology Rights identified by UC Case No(s). exercised by Licensee, an Affiliate or Sublicensee of Licensee in the course of making, having made, using selling offering for sale or importing such Licensed Product

10.6 If no sales of Licensed Product have been made during any reporting period, then a statement to this effect is required.

11.	BOOKS AND RECORDS

11.1 Licensee shall keep accurate books and records showing all Licensed Product manufactured, used and/or sold under the terms of this Agreement. Books and records must be preserved for at least five (5) years from the date of the royalty payment to which they pertain.

11.2 All records shall be available during normal business hours for inspection at the expense of The Regents by a Certified Public Accountant selected by The Regents and reasonably acceptable to Licensee and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments no more than one time for each annual period. Such inspector shall not disclose to The Regents any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall pay the cost of the audit.

12.	LIFE OF THE AGREEMENT

12.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the Effective Date until the date of expiration of the last-to-expire patent licensed under this Agreement; or until the last patent application licensed under this Agreement is abandoned and no patent in Regents’ Patent Rights ever issues.

12.2 Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 11	Books and Records
Article 15	Disposition of Licensed Product on Hand Upon Termination
Article 16	Use of Names and Trademarks
Article 21	Indemnification
Article 25	Failure to Perform
Article 30	Secrecy

13.	TERMINATION BY THE REGENTS

If Licensee fails to perform or violates any material term of this Agreement, then The Regents may give written notice of default (“Notice of Default”) to Licensee. If Licensee fails to repair the default within one-hundred twenty (120) days of the effective date of Notice of Default, then The Regents may terminate this Agreement and its licenses by a second written notice (“Notice of Termination”) provided however, that if the default is related to a due diligence obligation of Licensee under Paragraph 9.3 then The Regents may terminate this Agreement only as provided for in Paragraph 9.4 provided further that, if Licensee cannot reasonably cure any such default not under Paragraph 9.4 within one hundred twenty (120) days The Regents may but shall not be required to agree to an extension of a reasonable period of time in which Licensee may cure any such default. If a Notice of Termination is sent to Licensee, then this Agreement will automatically terminate on the effective date of that notice. Such termination will not relieve Licensee of its obligation to pay any fees owing at the time of termination and will not impair any accrued right of The Regents. These notices are subject to Article 22 (Notices).

14.	TERMINATION BY LICENSEE

14.1 Licensee has the right at any time to terminate this Agreement in whole or as to any portion of Regents’ Patent Rights by giving notice in writing to The Regents. Such notice of termination will be subject to Article 22 (Notices) and termination of this Agreement will be effective ninety (90) days from the effective date of such notice.

14.2 Any termination under this Article 14 does not relieve Licensee of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to The Regents or anything done by Licensee prior to the time termination becomes effective. Termination does not affect in any manner any rights of The Regents arising under this Agreement prior to termination.

15.	DISPOSITION OF LICENSED PRODUCT ON HAND UPON TERMINATION

Upon termination of this Agreement, Licensee is entitled to dispose of all previously made or partially made Licensed Product, but no more, within a period of one hundred and twenty (120) days provided that the sale of Licensed Product is subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of royalties required under this Agreement.

16.	USE OF NAMES AND TRADEMARKS

16.1 Nothing contained in this Agreement confers any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California is prohibited.

16.2 The Regents is free to release to the inventors and senior administrators employed by The Regents the terms and conditions of this Agreement. If such release is made, then The Regents shall give notice of the confidential nature and shall request that the recipient does not disclose such terms and conditions to others. If a third party inquires whether a license to Regents’ Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 (Life of Patent Exclusive Grant) to such third party, but will not disclose the name of Licensee or any other terms or conditions of this Agreement, except where The Regents is required to release information under either the California Public Records Act, a governmental audit requirement or other applicable law.

16.3 Licensee may disclose the existence of this Agreement (including the fact that it contains license grants from The Regents) and the terms and conditions contained herein to the extent such disclosure is reasonably necessary for the following purposes: (a) conducting clinical trials; (b) making regulatory filings; (c) complying with applicable governmental regulations; (d) submitting information to sublicensees (potential and actual), consultants and others having a need to know for the purposes of development, manufacture or marketing of Licensed Product or Licensed Method pursuant to this Agreement, provided that such sublicensees, consultants and others shall also agree to appropriate and comparable confidentiality and non-use provisions as provided for in Paragraph 30.1.3; (e) to the extent required by applicable law, orders of courts, regulatory authorities or similar bodies having jurisdiction over Licensee; and (f) fund-raising.

17.	LIMITED WARRANTY

17.1 The Regents warrants to Licensee that it has the lawful right to grant this license.

17.2 This license and the associated Inventions are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT LICENSED PRODUCT OR LICENSED METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

17.3 IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTIONS OR LICENSED PRODUCT.

17.4 This Agreement does not:

17.4.1	express or imply a warranty or representation as to the validity or scope of any of Regents’ Patent Rights or Regents’ Technology Rights;

17.4.2	express or imply a warranty or representation that anything made, used, sold, offered for sale or imported or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

17.4.3	obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 20 (Patent Infringement);

17.4.4	confer by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents’ Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Regents’ Patent Rights; or

17.4.5	obligate The Regents to furnish any know-how not provided in Regents’ Patent Rights or Regents’ Technology Rights.

18.	PATENT PROSECUTION AND MAINTENANCE

18.1 As long as Licensee has paid patent costs as provided for in this Article 18 (Patent Prosecution and Maintenance), The Regents shall diligently endeavor to prosecute and maintain the U.S. and foreign patents comprising Regents’ Patent Rights using counsel to be chosen by The Regents from The Regents’ list of approved patent counsel after consultation with the Licensee. The Regents shall regularly provide Licensee with copies of all patent applications filed hereunder and other material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment by Licensee. In addition, The Regents shall provide Licensee and its patent counsel with an opportunity to consult with The Regents and its patent counsel regarding the filing and contents of any such application, amendment, submission or response, and the advice and suggestions of Licensee and its patent counsel shall be taken into reasonable consideration by The Regents and its legal counsel in connection with such filing. The Regents shall also provide Licensee with copies of any patentability search reports made by patent counsel with respect to the Inventions, a copy of each patent application, and each patent that issues thereon. Licensee agrees to keep this documentation confidential. The Regents’ counsel will take instructions only from The Regents, and all patents and patent applications under this Agreement will be assigned solely to The Regents.

18.2 The Regents shall use reasonable efforts to amend any patent application to include claims or description or to file in countries reasonably requested by Licensee to protect the Licensed Products or Licensed Methods.

18.3 Licensee shall apply for an extension of the term of any patent included within Regents’ Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. Licensee shall prepare all documents and The Regents agrees to execute the documents and to take additional action as Licensee reasonably requests in connection therewith.

18.4 If either party (in the case of The Regents, the Licensing Officer responsible for administration of this Agreement) receives notice pertaining to infringement or potential infringement of any issued patent included within Regents’ Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then that party shall notify the other party within ten (10) days after receipt of notice of infringement.

18.5 Licensee shall bear all reasonable costs of preparing, filing, prosecuting and maintaining all U.S. and foreign patent applications contemplated by this Agreement except for the cost previously reimbursed by prior licensees or optionees, where applicable. Costs billed by The Regents’ counsel will be rebilled to Licensee and are due within thirty (30) days of rebilling by The Regents. These costs include patent prosecution costs for the Inventions incurred by The Regents prior to the execution of this

Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, oppositions or inventorship determinations, Any such prior prosecution costs not previously reimbursed will be due upon execution of this Agreement and billing by The Regents but in any event shall not be due prior to the date that is sixty (60) days following the execution of this Agreement, and are at least *** as listed in Exhibit D.

18.6 Licensee may request The Regents to obtain patent protection on the Inventions in foreign countries if available and if it so desires. Licensee shall notify The Regents of its decision to obtain or maintain foreign patents not less than sixty (60) days prior to the deadline for any payment, filing or action to be taken in connection therewith. This notice concerning foreign filing must be in writing, must identify the countries desired and must reaffirm Licensee’s obligation to underwrite the costs thereof. The absence of such a notice from Licensee to The Regents will be considered an election not to obtain or maintain foreign rights.

18.7 Licensee’s obligation to underwrite and to pay patent prosecution costs will continue for so long as this Agreement remains in effect, but Licensee may terminate its obligations with respect to any given patent application or patent upon three (3) months’ written notice to The Regents. The Regents will use its best efforts to curtail patent costs when a notice of termination is received from Licensee. The Regents may prosecute and maintain such application(s) or patent(s) at its sole discretion and expense, but Licensee will have no further right or licenses thereunder. Non-payment of patent costs may be deemed by The Regents as an election by Licensee not to maintain application(s) or patent(s).

18.8 The Regents may file, prosecute or maintain patent applications at its own expense in any country in which Licensee has not elected to file, prosecute or maintain patent applications in accordance with this Article 18 (Patent Prosecution and Maintenance) and those applications and resultant patents will not be subject to this Agreement.

19.	PATENT MARKING

Licensee shall mark all Licensed Product made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

20.	PATENT INFRINGEMENT

20.1 If Licensee learns of the substantial infringement of any patent licensed under this Agreement, then Licensee shall call The Regents’ attention thereto in writing and provide The Regents with reasonable evidence of infringement. Neither party will notify a third party of the infringement of

***	Material has been omitted pursuant to a request for confidential treatment.

any of Regents’ Patent Rights without first obtaining consent of the other party, which consent will not be unreasonably denied. Both parties shall use their best efforts in cooperation with each other to terminate infringement without litigation.

20.2 Licensee may request that The Regents take legal action against the infringement of Regents’ Patent Rights. Such request must be in writing and must include reasonable evidence of infringement and damages to Licensee. If the infringing activity has not abated within ninety (90) days following the effective date of request, then The Regents has the right to:

20.2.1	commence suit on its own account; or

20.2.2	refuse to participate in the suit, and

The Regents shall give notice of its election in writing to Licensee by the end of the one-hundredth (100th) day after receiving notice of written request from Licensee. Licensee may thereafter bring suit for patent infringement, at its own expense, if and only if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Licensee had exclusive rights under this Agreement. If, however, Licensee elects to bring suit in accordance with this Paragraph 20.2, then The Regents may thereafter join that suit at its own expense. Licensee agrees not to bring suit for patent infringement without following the procedures of this Paragraph, and both parties agree to be bound by an order of a court for patent infringement, patent infringement issues and patent infringement defenses raised through the pendency of such a suit under this Paragraph 20.2.

20.3 Legal action, as is decided on, will be at the expense of the party bringing suit and all damages recovered thereby will belong to the party bringing suit, but legal action brought jointly by The Regents and Licensee and fully participated in by both will be at the joint expense of the parties and all recoveries will be shared jointly by them in proportion to the share of expense paid by each party.

20.4 Each party shall cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party bringing suit. Litigation will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by Licensee.

21.	INDEMNIFICATION

21.1 Licensee shall indemnify, hold harmless and defend The Regents, its officers, employees and agents, the sponsors of the research that led to the Inventions and the inventors of the patents and patent applications in Regents’ Patent Rights and their employers against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses. resulting from or arising out of exercise of this license or any sublicense. This indemnification includes, but is not limited to, any product liability.

21.2 Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance as follows or an equivalent program of self-insurance.

21.3 Comprehensive or commercial form general liability insurance (contractual liability included) with limits as follows:

•	Each Occurrence ***

•	Products/Completed Operations Aggregate ***

•	Personal and Advertising Injury ***

•	General Aggregate (commercial form only) ***

The coverage and limits referred to under the above do not in any way limit the liability of Licensee. Licensee shall furnish The Regents with certificates of insurance showing compliance with all requirements. Certificates must:

•	Provide for thirty (30) days’ advance written notice to The Regents of any modification adversely affecting The Regents.

•	Indicate that The Regents has been endorsed as an additional Insured under the coverage referred to under the above.

•	Include a provision that the coverage will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by The Regents.

21.4 The Regents shall notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 21 (Indemnification). Licensee shall keep The Regents informed on a current basis of its defense of any claims under this Article 21 (Indemnification).

22.	NOTICES

22.1 Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:

22.1.1	on the date of delivery if delivered in person;

22.1.2	on the date of faxing if delivered by facsimile with confirmed receipt; or

22.1.3	on the date of mailing if mailed by any global express carrier service that requires recipient to sign the documents demonstrating the delivery of such notice or payment.

***	Material has been omitted pursuant to a request for confidential treatment.

In the case of Licensee:	Salmedix, Inc. 4330 La Jolla Village Drive, Suite 250 San Diego, California 92122 Attention: Chief Executive Officer

In the case of The Regents:

The Regents of the University of California

Office of Technology Transfer

1111 Franklin Street, 5th Floor

Oakland, CA 94607-5200

Attention:  Executive Director

                    Research Administration and Technology Transfer

RE: UC Case Nos. 1992-238, 1992-283, 1992-383, 1996-036, 1997-128, 2000-470, 2001-096, 2001-278, 2001-399. 2001-504 and 2001, 505

23.	ASSIGNABILITY

This Agreement may be assigned by The Regents, but is personal to Licensee and assignable by Licensee only with the written consent of The Regents, which consent will not be unreasonably withheld; provided, however, that upon written notification to The Regents, Licensee may assign all of its rights and delegate all of its duties hereunder to an Affiliate or to an entity which acquires at least that portion of its business, patents and properties to which this Agreement relates, or to any corporate successor by way of merger or consolidation, provided that such assignee assumes all of the Licensee’s obligations hereunder.

24.	NO WAIVER

No waiver by either party of any default of this Agreement may be deemed a waiver of any subsequent or similar default.

25.	FAILURE TO PERFORM

If either party finds it necessary to undertake legal action against the other on account of failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

26.	GOVERNING LAWS

THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICT OF

LAWS OR TO WHICH PARTY DRAFTED PARTICULAR PROVISIONS OF THIS AGREEMENT, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application. Disputes between the parties regarding this Agreement will utilize only trial courts within California for disputes that go to court.

27.	PREFERENCE FOR U.S. INDUSTRY

Because this Agreement includes the grant of the exclusive right to use or sell the Inventions in the U.S., Licensee agrees that any products sold in the U.S. embodying the Inventions or produced through the use thereof will be manufactured substantially in the U.S.

28.	GOVERNMENT APPROVAL OR REGISTRATION

Licensee shall notify The Regents if it becomes aware that this Agreement is subject to any U.S. or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

29.	EXPORT CONTROL LAWS

Licensee shall observe all applicable U.S. and foreign laws with respect to the transfer of Licensed Product and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

30.	SECRECY

30.1 With regard to confidential information (“Data”), which can be oral or written or both, received from The Regents regarding the Inventions, Licensee agrees:

30.1.1	not to use the Data except for the sole purpose of performing under the terms of this Agreement including, without limitation, disclosure to sublicensees);

30.1.2	to safeguard Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

30.1.3	not to disclose Data to others (except to its employees, agents, consultants or third parties who are bound to Licensee by a like obligation of confidentiality) without the express written permission of The Regents, except that Licensee is not prevented from using or disclosing any of the Data that:

30.1.3.1	Licensee can demonstrate by written records was previously known to it;

30.1.3.2	is now or becomes in the future, public knowledge other than through acts or omissions of Licensee; or

30.1.3.3	is lawfully obtained by Licensee from sources independent of The Regents;

30.1.3.4	is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency; and

30.1.4	that the secrecy obligations of Licensee with respect to Data will continue for a period ending five (5) years from the termination date of this Agreement.

30.2 Upon the termination of this Agreement, Licensee must destroy or return to The Regents any Data in its possession within thirty (30) days following the effective date of termination. However, Licensee may retain one copy of Data solely for archival purposes, provided that such Data is subject to the confidentiality provisions set forth in this Article 29 (Secrecy). Within sixty (60) days following termination, Licensee must provide The Regents with a written notice that Data has been returned or destroyed.

30.3 With regard to Material received by Licensee from The Regents, if any, Licensee agrees:

30.3.1	not to use Biological Material except for the sole purpose of performing under the terms of this Agreement (including, without limitation, use by sublicensees);

30.3.2	not to transfer Biological Material to others (except to its employees, agents or consultants or third parties who are bound to Licensee by like obligations conditioning and restricting access, use and continued use of Biological Material) without the express written permission of The Regents, except that Licensee is not prevented from transferring Biological Material that:

30.3.2.1	becomes publicly available other than through acts or omissions of Licensee; or

30.3.2.2	is lawfully obtained by Licensee from sources independent of The Regents;

30.3.3	to safeguard Biological Material against disclosure and transmission to others with the same degree of care as it exercises with its own biological materials of a similar nature; and

30.3.4	to destroy all copies of Biological Material at the termination of this Agreement.

31.	MISCELLANEOUS

31.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

31.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

31.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

31.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Secrecy Agreement (UC Control No. 2001-20-0437) dated March 5, 2001, and (UC Control No. 2001-20-0393) dated January 25, 2001 are hereby terminated.

31.5 In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provisions had never been contained in it.

31.6 This Agreement includes the attached Exhibits A, B, C and D.

31.7 None of the provisions of this Agreement is intended to create any form of joint venture between the parties, rights in third parties or rights that are enforceable by any third party.

-remainder of the page left blank deliberately-

31.8 The parties to this Agreement will be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any acts of God, catastrophes, or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lock-outs, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. Either party to this Agreement will have the right to terminate this Agreement upon thirty (30) days prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes mentioned above provided that such inability to perform continues for a period of six (6) months. Notices will be subject to Article 22 (Notices).

IN WITNESS WHEREOF, both The Regents and Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

SALMEDIX, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/S/ DAVID S. KABAKOFF	By:	/S/ ALAN B. BENNETT

	(Signature)		(signature)

Name:	David S. Kabakoff	Name:	Alan B. Bennett

(Please Print)

Title:	President & CEO	Title:	Executive Director Research Administration and Technology Transfer

(Please Print)

Date:	4/18/01	Date:	4/17/01

APPROVED AS TO LEGAL FORM

/S/ EDWIN H. BAKER

Edwin H. Baker University Counsel Office of General Counsel

EXHIBIT A

[CIBA LETTERHEAD]

VIA FEDERAL EXPRESS

May 29, 1996

David J. Aston

Assistant Director

University of California

Office of Technology Transfer

1320 Harbor Bay Pkwy

Suite 150

Alameda, CA 94502

RE:	Patent Costs/Carson Portfolio

Dear David:

Enclosed, please find an original of your letter of May 14, 1996, countersigned for Ciba by Dr. Alan J. Main.

As we agreed, this letter serves to clarify formally that Ciba no longer has rights to the listed cases, and, therefore, is no longer responsible for associated patent costs incurred after November 3, 1995.

Thanks again.

With best regards,

/s/ ARNOLD S. RUBIN

Arnold S. Rubin, Ph.D. Director, Licensing

cc:	A. Main
H. Nowak (with duplicate original)

[UNIVERSITY OF CALIFORNIA LETTERHEAD]

May 14, 1996

IN DUPLICATE

Arnold Rubin, Ph.D.

Director of Licensing

Ciba-Geigy Corporation

556 Morris Avenue

Summit, NJ 07901

Re:	Carson Portfolio

Dear Arnold:

The purpose of this letter is to clarify that Ciba has no further rights in the following cases and will no longer be responsible for patent costs incurred after November 3, 1995. Upon request of The Regents, Ciba-Geigy Corporation will assign its interest in the co-owned case UC 92-383. Patent costs for UC 93-268 will be governed by our option agreement.

UC Case 92-283	Method for Selected Methionine Starvation of Malignant Cells in Mammals

UC Case 92-383	Method for Detection of Methylthioadenosine Phosphorylase Deficiency in Mammalian Cells

UC Case 92-296	Allergy Gene Immunotherapy and Cancer Gene Immunotherapy Projects

UC Case 94-009	Method for Reduction of Endotoxin Contamination of Plasmid Derived DNA

UC Case 94-029	Compounds for Inhibition of Inflammation and Fibrosis

UC Case 94-091	Tumor Suppressor Gene and Methods for Detection of Cancer, Monitoring of Tumor Progression and Cancer Treatment

UC Case 96-114	Non-coding Regions of DNA Expression Vectors Necessary for Gene Immunization

Arnold S. Rubin, Ph.D.

May 14, 1996

Please indicate your agreement with this by countersigning one original of this letter and returning it to me at your earliest convenience.

Sincerely,

/s/ DAVID J. ASTON

David J. Aston
Associate Director

AGREED TO:

CIBA-GEIGY CORPORATION

/s/ ALAN MAIN /MJM

Name:	Alan Main
Title:	Senior Vice President, Research
Date:	5/29/96

EXHIBIT B

U.S. DEPARTMENT OF VETERANS AFFAIRS

AND THE UNIVERSITY OF CALIFORNIA

COOPERATIVE TECHNOLOGY ADMINISTRATION AGREEMENT

This Cooperative Technology Administration Agreement (“Agreement”) is made as of this 19th day of May, 2000, by and between the United States Department of Veterans Affairs (hereinafter referred to as “VA”), as represented by the Technology Transfer Program, Office of Research and Development, having an address at 810 Vermont Avenue N. W., Washington, D. C. 20420, and The Regents of the University of California, as represented by the Office of Technology Transfer, having an address at 1111 Franklin Street, 5th Floor, Oakland, California 94607-5200 (“University”).

RECITALS

Whereas, VA and University through their employment relationship with certain faculty and staff, through 37 CFR Part 501, and/or through 35 U.S.C. 200-212, as well as state law and implementing policies, have an interest in inventions made by their employees;

Whereas, VA and University policies promote disclosure of research results for the public’s use and benefit, as well as to define and protect the rights of inventors, provide for an equitable distribution of the rewards and responsibilities associated with the invention(s), and provide that income from such invention(s) be used for the purpose of promoting research and education;

Whereas, pursuant to their shared objectives, it is the mutual desire of VA and University that their respective interests in such inventions be administered and managed exclusively by University on behalf of both parties in a manner to ensure the timely commercialization of such inventions and to make their benefits widely available for society’s use and benefit;

Whereas, VA is authorized to transfer to and to undertake all suitable steps to administer its rights in any such existing or future invention through contract with a nonprofit organization (including a university) under 35 U.S.C. 202(e) (to the maximum extent permitted by law), 35 U.S.C. 207(a)(3), or 15 U.S.C. 3710a;

Now, therefore, the parties hereto agree as follows:

1.	DEFINITIONS

1.1	“Dual Appointment Personnel (DAP)” means any person who is employed by and has entered into and signed an employment or patent agreement with both VA and University.

1.2

“Patent Rights” means all United States patent applications and patents and corresponding patent applications and patents filed in countries other than the United States that are assigned to VA and University, including any reissues, extensions, substitutions, divisions, continuations, and continuation-in-part applications (only to the extent, however, that claims in the continuations-in-part applications are entitled to the priority filing date of the parent patent application) based on the subject matter claimed in or covered by a Subject Invention.

1.3	“Property Rights” means all personal property rights covering the tangible personal property in biological materials directly associated with any Subject Invention.

1.4	“Made” in relation to any Subject Invention means the conception or first actual reduction to practice of such Subject Invention.

1.5	“Subject Invention” means Patent Rights and/or related Property Rights covering any existing or future disclosed invention in which both parties have an interest under their various policies, that is made either by a DAP or at least one inventor from each party, and that is not a Disclaimed Invention.

1.6	“Disclaimed Invention” means any Subject Invention for which University declines to pursue patenting, license or commercialization activities under Section 2.2 of this Agreement.

1.7	“License Agreement” means any executed agreement entered into by University under this Agreement that grants Licensee the right to make, use, sell, offer for sale, or import products covered by or claimed by the Subject Invention being licensed under such agreement or otherwise deals with administration of the Subject Invention, such as option or secrecy agreements.

1.8	“Licensee” means any party, not including the United States Government, that enters into a License Agreement with University.

1.9	“Government” means the Government of the United States of America.

1.10	“Fiscal Year” means July 1 through June 30.

1.11	“Gross Revenues” means consideration received by University from the licensing of any Subject Invention, but not including consideration in the form of research funding or other research support.

1.12	“Net Revenues” means Gross Revenues, less any prior contractual obligations to third party research supporters or joint owners, then less Administrative Fee, Expenses, Inventors Share, and Research Share for each Subject Invention.

1.13	“Inventors Share” means those revenues due under the applicable University of California policy to named inventors for each Subject Invention.

1.14	“Research Share” means those revenues to be allocated directly for research purposes, if any, under the applicable University of California Patent Policy for each Subject Invention.

1.15

“Expenses” means legal and other direct expenses incurred by University (that are not otherwise reimbursed from a third party) for patenting, protecting and preserving U.S. and foreign patent, copyright and related property rights, maintaining patents and such

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other costs, taxes, or reimbursements as may be necessary or required by law for each Subject Invention.

1.16	“Administrative Fee” means *** fee of Gross Revenues retained by University in consideration of University’s commercialization efforts for each Subject Invention.

1.17	“UC Site” means the campus or U.S. Department of Energy Laboratory managed by University at which a Subject Invention is made.

1.18	“Pooled Amount” means Net Revenues aggregated by UC site cumulatively over time beginning the effective date of this Agreement for all of that UC Site’s Subject Inventions.

2.	PATENT PROSECUTION AND PROTECTION

2.1	Disclosure. The parties agree to promptly and in confidence report to the other party each Subject Invention. VA agrees to provide to University a copy of its Determination of Rights letter to inventors regarding any potential Subject Invention.

2.2	Disclaimed Inventions. University shall notify VA in writing of any individual Subject Invention for which the University declines to pursue patenting, licensing or commercialization activities, and as of the date of such notice, that invention shall no longer be considered a Subject Invention under this Agreement.

2.3	VA authorizes University to have the exclusive right to prepare, file, prosecute, and maintain patent application(s) and patents covering any Subject Invention. University shall promptly provide to VA, upon request, all serial numbers and filing dates, together with copies of all such applications, including, on request copies of all Patent Office Actions, responses, and all other Patent Office communications. In addition, University shall be granted Power of Attorney for all such patent applications.

2.4	University shall make an election with respect to foreign filing including in which countries foreign filing will be done prior to the election, within ten (10) months of any United States filing. If any foreign patent applications are filed, University shall promptly, upon request, provide to VA all serial numbers and filing dates together with copies of all such foreign patent applications, including on request, copies of all Patent Office Actions.

2.5	University shall promptly record assignments of domestic patent rights covering a Subject Invention in the United States Patent and Trademark Office and shall promptly provide VA with a copy of each recorded assignment with respect to VA.

2.6	Notwithstanding any other provision of this Agreement, University shall not abandon the prosecution of any patent application including provisional patent applications (except for purposes of filing continuation application(s)) or the maintenance of any patent for a Subject Invention without prior written notice to VA. Upon receiving such written notice, VA may, at its sole option and expense, take over the prosecution of any such patent application, or the maintenance of any such patent, and such invention shall no longer be considered a Subject Invention under this Agreement.

***	Material has been omitted pursuant to a request for confidential treatment.

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2.7	University may decide to bail Property Rights as a more efficient commercialization method than patenting. If University so decides, then University will follow the guidelines issued by the U.S. National Institutes of Health on such commercialization approach.

3.	LICENSING

3.1	VA authorizes University to have the exclusive right to negotiate, execute, and administer any License Agreement. VA shall not license to any third parties any Subject Invention unless this Agreement is terminated in accordance with Article 7 (Termination) and there are no License Agreements in effect or under negotiation. VA also agrees to not pre-commit any Subject Inventions or future inventions that would be Subject Inventions under this Agreement to a commercial research sponsor or other entity through prior agreements made by VA foundations or others.

3.2	VA authorizes University to have the sole right to diligently seek a Licensee and negotiate and enter into License Agreements for the commercial development of any Subject Invention and to administer all such License Agreements for the mutual benefit of the parties and in the public interest.

3.3	University shall have the final authority to enter into negotiations and execute License Agreements. In accordance with Section 5.2, University shall provide VA with a copy of all executed License Agreements. VA shall keep these documents and related documentation confidential, unless such disclosure is required by law, except that VA may disclose the existence of any License Agreement, but only to the extent of the granting clause. VA will not disclose the names of the Licensee or any other terms contained in the License Agreement unless such disclosure is required under law.

3.4	University agrees to not enter into a License Agreement for commercial development of Subject Invention with a company who is identified on the current list of companies debarred from covered transactions as provided, and updated from time to time, by the VA.

3.5	Any respective License Agreement will include provisions that address the following:

3.5.1	The License Agreement will be subject to the overriding obligations to the U.S. Government, including those set forth in 35 U.S.C. §200-212 or 15 U.S.C. 3710a, and applicable governmental implementing regulations, whichever may be appropriate.

3.5.2	For a License Agreement granting an exclusive right to use or sell the Subject Invention in the United States, Licensee knowledges that any patent products embodying the Subject Invention or produced through the use thereof will be manufactured substantially in the United States.

3.5.3	The Government shall have the nonexclusive, nontransferable, irrevocable, royalty-free, paid-up right to practice or have practiced the Subject Invention throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory.

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3.5.4	The Government shall retain the right to require University to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive license to use the invention in the applicant’s licensed field of use on terms that are reasonable under the circumstances; or, if University fails to grant such a license, to grant the license itself The Government may exercise its rights retained herein only in exceptional circumstances and only if the Government determines that (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by University; (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by University; or (iii) University has failed to comply with an agreement containing provisions described in 35 U.S.C. 204 or 15 U.S.C. 3710a(c)(4)(B), whichever is appropriate.

4.	REVENUES

4.1	Inventor Share. University shall be solely responsible for calculating and distributing Inventor Share pursuant to University of California policy. Inventor Share will be distributed equally among the named inventors unless mutually agreed in writing by all inventors.

4.2	Research Share. University shall be solely responsible for calculating and distributing Research Share. The Research Share will be pro-rated in proportion to the number of sole University, sole VA and DAP employee inventors. For financial calculation purposes under this section, any DAP will be considered to be *** VA and *** University, regardless of actual employment percentages.

Example:	For an invention made by a DAP inventor and two sole VA inventors, University would direct from *** Research Share, *** to the appropriate University research program and *** to the VA for its appropriate research program.

4.3	Net Revenues. University agrees to pay to VA an amount equivalent to *** of the Pooled Amount for each UC Site less payments made by University to VA for previous Fiscal Years. University’s obligation to make payments to VA shall commence from the date that the Pooled Amount calculation is positive for a UC Site. Such payments are payable in annual installments and are due no later than January 31 for Pooled Amount calculation made for the prior Fiscal Year.

4.4	All payments to VA, required under this Agreement shall be in U.S. Dollars and shall be made by University by check or bank draft drawn on United States banks and shall be payable, as appropriate, to the “Department of Veterans Affairs (royalty).” All such payments shall be sent to the following address:

Department of Veterans Affairs

Technology Transfer Financial Management Office (12TT)

810 Vermont Avenue NW

Washington, D.C. 20420

***	Material has been omitted pursuant to a request for confidential treatment.

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The payment under Section 4.3 will be accompanied with an itemized accounting of performance of each individual Subject Invention.

5.	RECORDS AND REPORTS

5.1	University shall keep complete, true, and accurate accounts of all Expenses and of all Gross Revenues received by it under each License Agreement and shall permit VA or VA’s designated agent to examine its books and records in order to verify the payments due or owed under this Agreement.

5.2	University shall submit to VA at the address identified in Article 8 a semi-annual report, not later than January 31 covering the period through the prior June 30 and not later than April 30 covering the period through the prior December 31, setting forth the status of all patent prosecution, commercial development, and licensing activity concerning Subject Invention(s), and upon request of the VA, copies of patents issued and, in confidence, License Agreements executed during that period.

5.3	The report required under Section 5.2 shall also be made within sixty (60) days of the termination of this Agreement.

6.	PATENT INFRINGEMENT

6.1	If the administrators responsible for this Agreement at VA or University learns of the substantial infringement of any Subject Invention, then the party who learns of the infringement will promptly call attention to the infringement in writing to the other party and provide the other party with reasonable evidence of the infringement. Neither party will notify a third party of infringement without first obtaining written consent of the other party, which consent will not be unreasonably withheld. University, in cooperation with VA, will use its best efforts to terminate the infringement without litigation. If the efforts of the parties are not successful in abating the infringement within 90 days after the infringement was formally brought to the attention of the parties, then either party will have the right to elect to:

6.1.1	commence suit on its own account;

6.1.2	permit an exclusive Licensee to bring suit separately, but only if University or VA elects not to bring suit;

6.1.3	join with the other party or an exclusive Licensee in the suit; or

6.1.4	refuse to participate in the suit;

and each party will give written notice of its election to the other party within 10 days after the 90-day period. University may permit an exclusive Licensee to bring suit on its own account, either by formal notice or by failure to act within the period, but only if University or VA elects not to commence suit or join each other in any suit.

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6.2	Such legal action as is decided upon will be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby will belong to such party, provided, however, that legal action brought by VA, University, and/or an exclusive Licensee, and participated in by the parties bringing suit will be at the expense of such parties, and all recoveries will be allocated in the following order:

6.2.1	to each party reimbursement in equal amounts of the attorney’s costs, fees, and other related expenses to the extent each party paid for such costs, fees, and expenses until all such costs, fees, and expenses are consumed for each party; and

6.2.2	any remaining amount shared by them in proportion to the share of expenses paid by each party.

6.3	Each party will cooperate with the other in litigation proceedings instituted under this Agreement but at the expense of the party on account of whom suit is brought. This litigation (including settlement) will be controlled by the party bringing the suit, except that University will control the suit if brought jointly. Either party may be represented at its sole expense by counsel of its choice in any suit brought by the other party or an exclusive Licensee. VA’s agreement in this paragraph is subject to U.S. Department of Justice approval on a case-by-case basis.

7.	TERM AND TERMINATION

7.1	Term. This Agreement is effective when signed by both parties and shall extend until the expiration of the last-to-expire of the License Agreements or patents covering a Subject Invention included under this Agreement, whichever is later, unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement.

7.2	Termination by Mutual Consent. University and VA may elect to terminate this Agreement, or portions thereof, at any time by mutual consent in writing. In such event, any outstanding commitments to third parties through License Agreements, options thereto, or research agreements concerning any Subject Invention(s) or future inventions that would be Subject Inventions under this Agreement that were entered into by University or were reliant on this Agreement prior to the effective termination date shall survive this Agreement.

7.3	Termination by Unilateral Action.

7.3.1	Written Notice. Either Party may unilaterally terminate this entire Agreement at any time by giving the other Party prior written notice, but not less than six (6) months prior to the desired termination date.

7.3.2

Commitments. In such event, any outstanding commitments to third parties through License Agreements, options thereto, or research agreements concerning any Subject Invention(s) or future inventions that would be Subject Inventions under this Agreement that were entered into by University or were reliant on this

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Agreement prior to the effective termination date shall survive this Agreement. All uncancelable obligations shall be included within Expenses.

7.4	Termination of License Agreement by VA. The VA may terminate a License Agreement if it is determined by VA that:

7.4.1	University or any of its Licensees substantially fail to meet the material obligations set forth in the License Agreement: or

7.4.2	The VA determines that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of this Agreement and such requirements are not reasonably satisfied by University or any Licensees; or

7.4.3	University or any Licensees have willfully made a material false statement of, or willfully omitted, a material fact in any report required by this Agreement: or

7.4.4	University or any Licensees commit a substantial breach of covenant or agreement contained in the License Agreement; or

7.4.5	University or any Licensees materially defaults in making any payment or report required by this Agreement or a License Agreement; or

7.4.6	University or any Licensees is adjudged as bankrupt or has its assets placed in the hands of the receiver or makes any assignment or other accommodation for the benefit of creditors; or

7.4.7	University is held by a court of competent jurisdiction, without taking a further appeal, to have misused any patent rights covering a Subject Invention.

7.5	Prior to any termination of the License Agreement, VA shall furnish University and any Licensee of record a written notice of intention to terminate, and University and any notified Licensee shall be allowed 30 days after the date of such notice to remedy any breach or default of any covenant or agreement of the License Agreement or to show cause why the License Agreement should not be terminated.

7.6	The word termination’ and cognate words, such as ‘term’ and ‘terminate,’ used in this Article 7 and elsewhere in this Agreement are to be read, except where the contrary is specifically indicated, as omitting from their effect the following rights and obligations all of which survive any termination to the degree necessary to permit their complete fulfillment or discharge;

7.6.1	University’s obligation to supply a terminal report as specified in Section 5.3 of this Agreement.

7.6.2	VA’s right to receive or recover and University’s obligation to share Net Revenues or accruable for payment at the time of any termination as specified in Article 4 of this Agreement.

7.6.3	University’s obligation to maintain records and VA’s right to conduct a final audit pursuant to Section 5.1 of this Agreement.

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7.6.4	Sublicenses, releases, and agreements of non-assertion running in favor of Licensees prior to any termination and on which royalties shall have been paid.

7.6.5	Any cause of action or claim VA accrued or to accrue, because of any breach or default by University.

7.7	In the event the termination of this Agreement or conversion of this Agreement, any Licensee of record granted pursuant to this Agreement may, at Licensee’s option, be converted to a license directly between Licensee and VA.

7.8	After effective termination, each party may separately license its interests in Subject Inventions according to its own policy. Apart from specific obligations of the parties under this Agreement accrued prior to termination, the parties will have no further rights or obligations under this Agreement after such termination.

8.	NOTICES

All notices required or permitted by this Agreement to be given to the parties thereto shall be deemed to have been properly given if delivered in writing, in person or mailed by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other Party. Notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U. S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

Notices shall be sent to the mailing address below, or alternative address(es) for individual Subject Inventions as identified in writing by the VA Director, Technology Transfer Program or by the University Executive Director, Research Administration and Technology Transfer.

To VA:	Director (122) Technology Transfer Program Office of Research and Development U.S. Department of Veterans Affairs 810 Vermont Avenue N.W. Washington, D.C. 20420

To University:

The Regents of the University of California

Office of the President

Office of Technology Transfer (OTT)

1111 Franklin Street, 5th Floor

Oakland, California 94607-5200

Attention: Executive Director,

Research Administration and Technology Transfer

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9.	GOVERNING LAWS, SETTLING DISPUTES

9.1	This Agreement shall be construed in accordance with U.S. Federal law and the law of the State of California when not in conflict with U.S. Federal law. Federal law and regulations will preempt any conflicting or inconsistent provisions in this Agreement. University shall have all defenses available to it under California law.

9.2	Any controversy or any disputed claim by either party against the other arising under or related to this Agreement shall be submitted jointly to University, Executive Director of Research Administration and Technology Transfer, and to the VA, Director, Technology Transfer Program, Office of Research and Development. University and VA will be free after written decisions are issued by those officials to pursue any and all administrative and/or judicial remedies that may be available.

10.	MISCELLANEOUS

10.1	The Agreement or anything related thereto shall not be construed to confer on any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to this Agreement shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

10.2	It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.3	This Agreement is binding upon and shall inure to the benefit of the parties hereto, their successors or assigns, but this Agreement may not be assigned by either party without the prior written consent of the other party.

10.4	This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of University or VA other than Subject Inventions regardless of whether such patents are dominant or subordinate to Subject Inventions.

10.5	Any modification to this Agreement must be in writing and agreed to by both parties.

10.6	It is understood and agreed by University and VA that this Agreement constitutes the entire agreement, both written and oral, between the parties, and that all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect.

10.7	Use of Name. Neither party may use the name of the other party in any way for advertising or publicity without the express written consent of the other party, provided, however, that while University may not allow a Licensee to use the name of VA for advertising or publicity, it does have the right to use the name of VA in connection with negotiating a License Agreement or sublicense agreement and where required by law.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as follows:

U.S. DEPARTMENT OF VETERANS AFFAIRS		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

EXECUTED ON 5/19/00 BY James F. Burris, M.D. for:		EXECUTED ON 5/18/ BY:

By:	/s/	By:	/s/

Name:	John R. Feussner, M.D.	Name:	Alan B. Bennett
Title:	Chief Research and Development Officer	Title:	Executive Director, Research Administration and Technology Transfer
Date:		Date:

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EXHIBIT C

The Regents’ rights in the following:

***

***	Material has been omitted pursuant to a request for confidential treatment.

EXHIBIT D

PROSECUTION COSTS

UC Case Nos.	Costs
1999-238	***
1992-283	***
1992-383	***
1996-036	***
1997-128	***
2000-343	***
2000-470	***
2001-096	***
2001-278	***
2001-399	***
2001-504	***
2001-505	***

TOTAL:	***

***	Material has been omitted pursuant to a request for confidential treatment.